Exhibit 99.1

Teladoc Health Names Chuck Divita as CEO
Experienced Healthcare Leader to Head Global Virtual Care Company

PURCHASE, NY, June 10, 2024 -- Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today announced that its Board of Directors has appointed Charles “Chuck” Divita, III, as Chief Executive Officer, effective immediately. Concurrent with his role as CEO, Mr. Divita has also joined Teladoc Health’s Board of Directors as of today.

Mr. Divita joins Teladoc Health from GuideWell, a leading health solutions organization which includes Florida Blue, the market leading health plan in Florida, where he served as Executive Vice President, Commercial Markets. In this capacity, he was responsible for $23 billion in revenue and had accountability for Florida Blue’s individual consumer, insured group and large/national account self-funded businesses, as well as oversight of various supporting functions. He brings a proven track record of growth, innovation and advancing new models across a wide range of stakeholders in healthcare. Prior to his role as EVP, Commercial Markets, Mr. Divita also served as GuideWell’s Chief Financial Officer for several years.

“In today’s healthcare landscape, Chuck is the perfect example of experience, respect, and competence among executives, and we are pleased to welcome him to Teladoc Health,” said, David B. Snow, Jr. Chairman of the Teladoc Health Board of Directors. “We are confident we have selected an innovative and visionary leader capable of delivering growth at scale, value for our clients and positive relationships with all our partners and colleagues. His combination of large healthcare company and public company experience make him a tremendous asset to Teladoc Health. We would also like to sincerely thank Mala Murthy for her contributions as acting CEO.”

“I’m honored and grateful to the Board for this opportunity,” said Divita. “Teladoc Health has been successful at securing a leading position in the marketplace and I look forward to working closely with my new colleagues to build upon this foundation, advance key strategic priorities and ensure the company is positioned for long-term, sustainable success.  This will provide new opportunities to positively impact healthcare and the health and wellbeing of the people we serve.”

Prior to joining GuideWell, Mr. Divita was the Chief Financial Officer of FPIC Insurance Group, a publicly traded P&C insurer primarily focused on the medical professional liability sector. Mr. Divita has previously served on the boards of Prime Therapeutics, Availity, and Vim, among others. He is also focused on community service and has served on the boards of Ronald-McDonald House of Jacksonville and Teach for America, as well as leading the First Coast Heart Ball campaign. Mr. Divita is a Certified

Public Accountant and a member of the Florida Institute of Certified Public Accountants (FICPA).

About Teladoc Health
Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com.

Source: Teladoc Health, Inc. – General

NYSE Rule 303A.08 Notice of Inducement Award

Effective June 10, 2024, in connection with commencing employment as Chief Executive Officer, Mr. Divita was granted an award of restricted stock units covering 469,924 shares of Teladoc Health’s common stock, par value $0.001 per share (the “Common Stock”), and an award of performance stock units covering a target of 939,849 shares of Common Stock. The restricted stock units vest, based on continued service to Teladoc Health, as to one-third of the underlying shares on the first anniversary of the grant date, with the remainder vesting quarterly over two years thereafter. The performance stock units provide a target number of shares of Common Stock that would be earned based on (i) Teladoc Health’s adjusted EBITDA for 2025 (“EBITDA PSUs”) and (ii) Teladoc Health’s actual compound annual revenue growth rate during 2025-2027 (“Revenue CAGR PSUs”). Seven-twelfths of any earned EBITDA PSUs would vest on March 10, 2026 and the remaining five-twelfths would vest in five substantially equal quarterly installments over the subsequent 15 months. Any earned Revenue CAGR PSUs would vest on March 1, 2028. The awards were approved by the Compensation Committee of the Board of Directors of Teladoc Health and were granted under the Teladoc Health, Inc. 2023 Employment Inducement Incentive Award Plan as an employment inducement award pursuant to New York Stock Exchange Rule 303A.08.